EXHIBIT 107

FILING FEE TABLE

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (2)
Common shares stock issuable upon exercise of warrants, No Par Value(1)	3,878,789	$1.21	4,693,335	$435.08
Common stock issuable upon exercise of placement agent warrants, No Par Value(1)	193,939	$1.21	234,667	$21.76
Placement agent warrants	---	---	---	(4)
Total	4,072,728	$1.21	$4,918,002	$456.83

(1)

In addition, there are being registered hereunder such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions, which shares of common stock are registered hereunder pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)

Estimated in accordance with Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee based on the closing price reported for the registrant’s common stock traded on the Nasdaq Global Market on March 25, 2022.

(3)	No fee is required pursuant to Rule 457(g) under the Securities Act.